The Chefs’ Warehouse Announces Leadership Change

Ridgefield, CT, October 17, 2017 -- The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today announced that John Austin, Chief Financial Officer, is leaving the Company to pursue other interests.  Mr. Austin will continue to serve as Chief Financial Officer through the Company’s filing of its Form 10-Q, which is anticipated to be on November 8, 2017.  In addition, the Company announced that it will promote James “Jim” Leddy, the Company’s Executive Vice President of Finance, to replace Mr. Austin as Chief Financial Officer.

“John has been the Company’s Chief Financial Officer through a period of exceptional growth and has been an integral part of our leadership team. We thank John for his many contributions and wish him much success in his future endeavors,” said Chris Pappas, Chairman and Chief Executive Officer of The Chefs’ Warehouse, Inc. “We are very excited to promote Jim Leddy as our new Chief Financial Officer.  Jim brings over 25 years of financial leadership to The Chefs’ Warehouse and has been a great addition to the executive team since he joined in September.”

“We have accomplished a great deal over the last five years, not the least of which has been tripling the size of the Company since the IPO,” said John Austin, Chief Financial Officer.  “I am proud of the team we have built and I am fully committed to helping Chris, Jim and the rest of the team with this transition.”

“I have thoroughly enjoyed working with John and the rest of the finance team since I started in September and look forward to working alongside management and the Board to continue to build our brand and help execute the Company’s growth strategy,” said Jim Leddy, Executive Vice President of Finance.

Mr. Leddy previously served as interim Chief Financial Officer at JetBlue Airways from November 2016 to February 2017 and served as Senior Vice President and Treasurer from 2012 to November 2016.  Prior to joining JetBlue, Mr. Leddy served as Senior Vice President, Treasury and Cash Management at NBCUniversal from 2008 until 2012, and as a Senior Technical Advisor at General Electric from 2003 until 2008.  Previously, Mr. Leddy held corporate risk and treasury management positions at First Union National Bank and Dai-ichi Kangyo Bank.  Mr. Leddy holds an M.B.A. in Finance and Management of Technology from the University of Connecticut and a B.A. in Economics from Fordham University.

About The Chefs’ Warehouse
The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 43,000 products to more than 28,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
John Austin, CFO, (718) 684-8415